UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2016

Mistras Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001- 34481	22-3341267
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

195 Clarksville Road	08550
Princeton Junction, New Jersey	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (609) 716-4000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 17, 2016, Mistras Group, Inc. (the “Company”) entered into an agreement with its founder, Chairman and Chief Executive Officer, Dr. Sotirios Vahaviolos, which provides for the Company to repurchase up to 1 million shares of its common stock from Dr. Vahaviolos. The agreement provides for the Company to repurchase $2 million of shares each month, subject to the conditions and limitations of the agreement. The number of shares to be repurchased in a month will be based upon a purchase price equal to 98% of the average daily closing price of the Company’s common stock for the preceding month. The first repurchases are scheduled to occur in October 2016 based upon the average daily closing price of the Company’s common stock for September 2016. No repurchases will be made for any month in which the average daily closing price is below $21.00 or above $29.00.

The agreement will terminate upon the earlier of the following to occur: (a) 1 million Shares are repurchased by the Company, (b) for a period of 4 consecutive months, no shares are repurchased because the average daily closing price for each of those months was either below the minimum of $21.00 or above the maximum of $29.00, or (c) upon written notice by either party (in which case the Company and Dr. Vahaviolos will not enter into a similar agreement for a period of six months).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MISTRAS GROUP, INC.

Date: August 18, 2016	By:	/s/ Michael C. Keefe
		Name:	Michael C. Keefe
		Title:	Executive Vice President, General Counsel and Secretary